EXHIBIT 10.4

EXCLUSIVE RIGHTS AGREEMENT

This exclusive rights agreement is dated 31 August 2023 (the "Agreement"). PARTIES

(1)	YOUNEEQAI TECHNICAL SERVICES, INC. incorporated and registered in the State of Nevada, United States with entity number E0833272007-9 whose business address is at 2700 Youngfield St., Suite 100, Lakewood, CO, United States, 80215 ("Grantor"); and

(2)	RC365 HOLDING PLC incorporated and registered in England and Wales with company number 13289422 whose registered office is at Cannon Place, 78 Cannon Street, London, United Kingdom, EC4N 6AF ("Grantee").

(Grantor and Grantee herein jointly referred to as "parties" and/or "party").

BACKGROUND

(A)	The Grantor is the entire legal and beneficial owner and supplier of a specialist platform as described in Schedule 1 (the "Grantor Platform").

(B)	It is the Grantee's desire to use, integrate, promote and market to third party customers, Grantor Platform, on an exclusive basis within the Territory and subject always to the terms and conditions set forth in this Agreement.

IT IS HEREBY AGREED

1.	DEFINITIONS

"Affiliate" includes in relation to either party each and any subsidiary or holding company of that party and each and any subsidiary of a holding company of that party.

"Consideration" shall have the meaning given to it at clause 6.1.

"Customer" means an end user customer to whom a Subscription is granted, and the Grantor Platform is distributed to by Grantee for such end user customer's use, in accordance with the terms of this Agreement.

"Documentation" means any instructions, code samples, on-line help files and technical documentation, made available by Grantor for the Grantor Platform.

"Effective Date" shall be the date stated at the beginning of this Agreement.

"Any Template Agreement" means the agreement issued to the Customer establishing the terms and conditions of the Subscription.

"Further Allotment" shall have the meaning given to it at clause 6.1(b).

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"Grantee Products" means the software programs developed independent to and not integrating the whole or any party of the Grantor Platform, proprietary to, or licenced by Grantee, including any related user documentation, and any release, version or enhancement thereto, that Grantee is authorised to embed and/or combine the Grantor Platform as permitted under this Agreement.

"Grantee Trademarks" means logo, trademarks of Grantee.

"Grantor's Price List" means Grantor's price list for access to and use of the Grantor Platform, as amended by Grantor from time to time.

"Grantor Platform"has the meaning given to it in Schedule 1.

"Grantor Trademarks" means trademarks of Grantor used in connection with the Grantor Platform and Documentation, and such other trademarks as Grantor may, from time to time, notify Grantee in writing.

"Initial Allotment" shall have the meaning given to it at clause 6.1(a).

"Intellectual Property Rights" means any and all now known or hereafter existing (a) rights associated with works of authorship throughout the universe, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights; (c) trade secret rights; (d) patents, designs, algorithms, and other industrial property rights; (e) other intellectual property and proprietary rights of every kind and nature throughout the universe, whether arising by operation of law, by contract or licence, or otherwise; and (f) all registrations, applications, renewals, extensions, combinations, divisions, or reissues of the foregoing.

"Revenue Share" shall have the meaning given to it at clause 6.2.

"Subscription" means a subscription licence to use the Grantor Platform for the subscription period set form in the relevant End User Licence Agreement.

"Term" shall have the meaning given to it at clause 15.1.

"Territory" means the United Kingdom only.

2.	GRANTEE APPOINTMENT

2.1.	Subject to the terms and conditions of this Agreement, Grantor authorises and appoints Grantee and its Affiliates, to market, distribute and resell the Grantor Platform to Customers on an exclusive basis within the Territory.

2.2.	It is hereby agreed between the parties that the Grantee shall have the right of first refusal to purchase any additional territories, at a price and terms no less favourable than any offer received by the Grantor from a third party in connection with any such other territory. Any such purchase of additional territories shall be subject to mutual written agreement between the parties.

2.3.	Except as expressly permitted in this Agreement, Grantee's rights and obligations under this Agreement are non-sublicensable, saved to any Affiliate of Grantee and non- transferable.

2.4.	All rights not expressly granted to Grantee under this Agreement are reserved by Grantor. Grantee shall not use, copy, market, distribute, sublicence, or otherwise transfer the Grantor Platform (or components thereof) for any purpose or in any manner other than as expressly permitted by this Agreement.
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2.5.	Nothing in this Agreement shall limit or restrict Grantor from distributing the Grantor Platform (or components thereof) to any customers or prospective customers in the Territory itself. Grantor reserves the right to restrict or prohibit sales of the Grantor Platform to any person or entity (including any Customer) in its sole discretion by providing prior written notice to Grantee.

2.6.	Without limiting the foregoing, Grantee is prohibited from reselling the Grantor Platform to any person or entity that Grantee knows, or should reasonably suspect to be a competitor of Grantor.

3.	CUSTOMER LICENCES

3.1.	Nothing in this Agreement shall be construed to mean a "sale" of the Intellectual Property Rights in or to the Grantor Platform (or any component thereof) other than a sale of a subscription licence to access the Grantor Platform as specifically described in this Agreement.

3.2.	The terms of any Any Template Agreement must be in line with the terms and conditions of this Agreement and afford the Grantor with at least the same level of protection afforded to the Grantor pursuant to the terms of this Agreement. Upon the request of the Grantor, the Grantee shall immediately provide the Grantor with a copy of the most recent version of the Any Template Agreement currently in use and the Grantee shall make any changes to the Any Template Agreement, as reasonably requested by the Grantor from time to time.

3.3.	It is agreed that the Grantee shall be solely responsible for any costs and expenses incurred in connection with the integration of the Grantor's Platform with any Customer and that Customer's internal systems.

4.	RESTRICTIONS

Grantee may not, and will not permit or induce any third party (including, without limitation, any Customer) to: (a) distribute the Grantor Platform in standalone form; (b) decompile, reverse engineer, disassemble or otherwise attempt to reconstruct or discover the source code, underlying ideas or algorithms of any components of the Grantor Platform; (c) alter, modify, translate, adapt in any way, or prepare any derivative work based upon the Grantor Platform; (d) rent, lease, network, loan, pledge, encumber, sublicence, sell, distribute, disclose, assign or otherwise transfer the Grantor Platform or any copy thereof; or (e) remove any proprietary notices from the Grantor Platform or Documentation or other materials furnished or made available hereunder. In addition, Grantee agrees to comply with all applicable local, state, national, and international laws, rules and regulations applicable to Grantee's use of the Grantor Platform.

5.	DELIVERY

5.1.	Grantor will use commercially reasonable efforts to make the Grantor Platform and Documentation available to the Grantee via electronic access, upon receipt of the Initial Allotment.

5.2.	In the provision of Grantor Platform: (i) Grantor shall co-operate with Grantee in all matters relating to the Grantor Platform where reasonably possible; and (ii) Grantor shall use reasonable commercial efforts to prevent any software virus or malicious software from adversely affecting Grantee's computer systems or website or any third party application or system which is integrated with such systems or website. In the event a virus affects the Grantor Platform: (a) the party discovering the virus shall immediately inform the other Party; (b) Grantor shall use reasonable endeavours to mitigate the effect of the virus on the Grantor Platform and (c) Grantee shall use reasonable endeavours to assist Grantor in mitigating the effect of the virus on the Grantor Platform.

6.	CONSIDERATION AND PROFIT PARTICIPATION
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6.1.	In consideration of the granting of the rights contained herein to the Grantee, the Grantee shall allocate to the Grantor the following consideration, sufficiency of which is hereby acknowledged by the Grantor:

(a)	immediately upon signature of this agreement, the Grantee shall issue a total of 3,000,000 ordinary shares of £0.01 each in its capital, each such ordinary share to be issued to the Grantor at the closing price of an ordinary share in the Grantee at the close of trading on the last trading day prior to the date hereof ("Initial Allotment"); and

(b)	on or after 29 February 2024, and in any event no later than 15 March 2023, the Grantee shall issue a further 3,000,000 ordinary shares of £0.01 each in its capital, each such ordinary share to be issued to the Grantor at the closing price of an ordinary share in the Grantee at the close of trading on the last trading day prior to the date of issue ("Further Allotment"),

(the Initial Allotment and Further Allotment herein jointly referred to as the "Consideration") and in each case the Grantee shall take all steps necessary for the shares issued pursuant to the Initial Allotment and the Further Allotment to be admitted to trading on the main list of London Stock Exchange for listed securities.

6.2.	In addition to the Consideration, it is agreed that the Grantor shall receive 1% of any and all gross revenue (excluding VAT any other like taxes required to be deducted in any part of the Territory) generated and received by the Grantee from the use of the Grantor Platform, by the Grantee and any Customers, for the full Term of the Agreement and any subsequent extension(s) of the Term ("Revenue Share").

6.3.	The Grantee shall keep proper books and records of account in respect of all monies received in connection with the use of the Grantor Platform by the Grantee and any Customers and render monthly statements of account showing the Revenue Share due to Grantor in respect of such commercial exploitation of the Grantor Platform, for the duration of the Term of this agreement and any extension(s) of the Term. Such monthly statements shall be binding upon the Grantor and not subject to objection unless the Grantor gives written notice of objection stating the basis thereof within 14 days of such statements being received by the Grantor. Provided no such notice of objection is received, the Grantee shall make payment of the amounts shown due to Grantor within 21 days following the date of each relevant monthly invoice.

6.4.	Grantee shall charge the Customer the prices or fees for each Subscription for the Grantor Platform as set forth in the then-current any Template agreement, if any, or as otherwise agreed in writing by the parties. To the extent that a Grantor Price List exists, from time to time, upon no less than 30 days prior written notice to Grantee, Grantor may, in its sole discretion and at any time, amend and/or change the Grantor Price List (including, without limitation, amending the price or fees therefor or any margins or discounts specified thereon), provided that said changes will not affect any Customers that have already agreed to be provided with the Grantor Platform at the time of the written notice until the time of the renewal of the relevant Any Template Agreement with any such Customers.

6.5.	The Grantee shall keep proper books and records of account in respect of all monies received in connection with the use of the Grantor Platform by the Grantee and any Customers and any and all other activities with current and potential end user Customers associated with the promotions, sales and support of the Grantor Platform for at least one (1) year after the expiration or termination of this Agreement. No more than once a year Grantor shall be entitled to audit such sales records upon thirty (30) days prior written notice. Any such audit shall be performed at Grantor's expense during Grantee's normal business hours and in a manner that does not unreasonably interfere with Grantee's normal business activities and operations. The persons appointed to perform the audit shall be bound by confidentiality obligations. If an audit reveals underpayment or over- retention of monies by Grantee, Grantee shall, within thirty (30) days after conclusion of the audit, pay Grantor the amounts due as a result of the audit. If Grantee has underpaid or retained monies otherwise due to Grantor that, in the aggregate, equal more than ten percent (10%), then Grantee shall also bear the reasonable cost of the audit.

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7.	OTHER DUTIES OF GRANTEE

7.1.	Grantee can use the Grantor Trademarks in connection with its advertising, promotion and marketing of Grantor Platform in the Territory and in related brochures and other materials, to identify Grantor as supplier in the Territory, subject to the terms of this Agreement. Grantee shall not alter or remove from Grantor Platform or Documentation, any Grantor Trademark or any trade name, patent, copyright or other proprietary notices, or other notices or markings, of Grantor or its suppliers, or add any other notices or markings to Grantor Platform or on Documentation. Any marketing materials created or used by Grantee shall comply with Grantor's then-current marketing and advertising guidelines concerning independently produced advertising and publicity material, provided that Grantor always communicate such guidelines to the Grantee. Either Party agrees not to associate any marketing materials with content that is unlawful in any manner, or which is otherwise harmful, threatening, defamatory, obscene, offensive, harassing, sexually explicit, violent, discriminatory, or otherwise objectionable in either Party's reasonable belief.

8.	TRAINING, MAINTENANCE AND SUPPORT

8.1.	Grantee and Grantor shall collaborate on mutually beneficial training, and shall be provided before Grantee begins to promote the Grantor Platform and thereafter as necessary at no cost to Grantee. Any additional optional training requested by the Grantee may be provided, subject to mutually agreed upon fees for such additional training (such fees and expenses to be paid by the Grantee). Grantee will be solely responsible for all fees and expenses incurred in attending any training. Without limiting the foregoing, Grantor will provide Grantee with: (i) sales and technical information regarding the Grantor Platform; (ii) a reasonable amount of literature and other marketing materials pertaining to Grantor and to the Grantor Platform; and (iii) notice within a reasonable time of any changes in the Grantor Platform, prices, terms of payment, warranties, and other material terms and conditions (for the sake of clarity, it is agreed that such changes will not affect any existing Customers).

8.2.	Grantor shall be responsible for the general maintenance, improvement, general development and all other maintenance activities in connection with the Grantor Platform. Grantor shall inform the Grantee of any material improvements, updates and new versions of the Grantor Platform.

8.3.	Grantor shall be responsible to provide support services to Customers for installation, implementation, training, answering Customer questions, problem identification and providing resolution to any issues requested or required by any Customer for the Grantor Platform.

8.4.	The Grantee shall immediately notify the Grantor in writing as soon as it becomes aware of any breach of this Agreement or any misuse of the Grantor Platform, by the Grantee, any Customer or third party, and shall fully cooperate with the other party in any investigation and resolution thereof.

8.5.	Either party will conduct its business in such manner as will reflect favourably on, and will not disparage, the other party, each party's services or any other product or service, or may otherwise cause a decrease in the goodwill and reputation of any party's Trademark.

8.6.	Either party will at all times comply with all applicable laws and regulations in performing its obligations hereunder.

9.	OBLIGATIONS OF BOTH PARTIES

9.1.	Each Party warrants and undertakes to:

(a)	act towards each other conscientiously and in good faith using reasonable skill and care when advertising and marketing to prospect Customers the Grantor Platform;
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(b)	except as authorised by the other party, not to act in a way which will incur any liabilities on behalf of the other party or pledge the credit of the other party;

(c)	act in accordance with sound commercial principles in its relation to Customers;

(d)	provide the other party at all material times with such information as the other party may reasonably require it to perform its duties under this Agreement, including without limitation relevant marketing information relating to its services and information about itself;

(e)	conduct its business in a manner that reflects favourably at all times on the other party and the good name, goodwill and reputation of the other party and not engage in any practice detrimental to the interests or the reputation of the other party; and

(f)	at all times to comply with all applicable laws, rules and regulations in force from time to time which relate to its activities under this Agreement.

10.	INDEMNIFICATION

10.1.	Grantee will, at its own expense, defend Grantor and its directors, employees (each, a "Grantor lndemnitee"), from and against any claims, suits, losses, damages, liabilities, costs, and expenses (including reasonable attorneys' fees) (each, a "Claim") brought by a Customer resulting from or relating to: (a) any breach by Grantee of its material obligations under this Agreement; or (c) any representations, warranties, guarantees, or other written or oral statements made by or on behalf of Grantee broader than those set forth in this Agreement (including by any employees or agents of Grantee) and Grantee will pay any amounts finally awarded by a court of competent jurisdiction or agreed to (and reasonably approved by Grantor) in settlement of such Claim. Grantee will defend any and all such Claims, and the settlement thereof and will have the control of the defence. Under no circumstances shall Grantee enter into any settlement that involves an admission of liability, negligence or other culpability of any Grantor lndemnitee or require any Grantor lndemnitee to contribute to the settlement without Grantor's prior written consent. Grantor lndemnitees may participate and retain counsel at their own expense.

10.2.	Grantor will, at its own expense, defend (taking the control of the defence) any third party Claim, including but not limited to claim brought by a Customer, brought against Grantee and its affiliates, and each of their directors and employees resulting from or arising out of;

(a)	any breach by Grantor of its obligations, duties, or responsibilities under this Agreement, or;

(b)	that the Grantor Platform, as delivered to Grantee and its directors, employees (each, a "Grantee lndemnitee"), infringes the Intellectual Property Rights of a third party,

and will pay any amounts finally awarded by a court of competent jurisdiction or agreed to (and reasonably approved by Grantee) in settlement of such Claim. Under no circumstances shall Grantor enter into any settlement that involves an admission of liability, negligence or other culpability of Grantee or require Grantee to contribute to the settlement without Grantee's prior written consent.

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10.3.	Notwithstanding the foregoing, Grantor shall have no obligation to Grantee with respect to any Claim arising out of any of the following situation (provided that those situation has not been otherwise authorised by Grantor): (i) modification of the Grantor Platform other than by Grantor, (ii) combination of the Grantor Platform (or any component thereof) with any materials not provided by Grantor, (iii) compliance with the Grantee's specifications or requirements, or any modification or customisation of the Grantor Platform made for or on behalf of Grantee; (iv) use or exploitation of the Grantor Platform other than as set forth in this Agreement, or (v) failure to implement any update, modification, or replacement to the Grantor Platform provided by Grantor. If Grantor reasonably believes the Grantor Platform infringe a third party's Intellectual Property Rights, then Grantor may, upon agreement by parties and at Grantor expense, do any of the following: (i) obtain the right for Grantee and/or Customer to continue using the Grantor Platform; (ii) provide a non-infringing functionally equivalent replacement; or (iii) modify the Grantor Platform so that they no longer infringe. This clause describes Grantor's entire responsibility and Grantee's sole remedy for any infringement claim or action relating to the Grantor Platform or otherwise arising under this Agreement.

10.4.	Liability under any of the indemnities set out in this Agreement is conditional on the indemnified party discharging the following obligations. If any third party makes a claim, or notifies an intention to make a claim, against the indemnified party which may reasonably be considered likely to give rise to a liability under a relevant Claim, the indemnified party shall: (i) as soon as reasonably practicable, give written notice of the Claim to the indemnifying party, specifying the nature of the Claim in reasonable detail; (ii) not make any admission of liability, agreement or compromise in relation to the Claim without the prior written consent of the indemnifying party (such consent not to be unreasonably conditioned, withheld or delayed); (iii) give the indemnifying party and its professional advisers access at reasonable times (on reasonable prior notice) to its premises and its officers, directors, employees, agents, representatives or advisers, and to any relevant assets, accounts, documents and records within the power or control of the indemnified party, so as to enable the indemnifying party and its professional advisers to examine them and to take copies (at the indemnifying party's expense) for the purpose of assessing the Claim; and (iv) be deemed to have given to the indemnifying party sole authority to avoid, dispute, compromise or defend the Claim. The indemnifying party shall take the control of the defence upon notice given by the indemnified party.

11.	PROPRIETARY RIGHTS

11.1.	Grantor retains ownership of all Intellectual Property Rights in and to the Grantor Platform, Documentation, and Grantor Trademarks. Grantor Platform is provided under licence and are not sold, notwithstanding the use of the words "resale" or "sell" in this Agreement. Grantor grants no implied licences in this Agreement. Grantee retains ownership of all Intellectual Property Rights in and to the Grantee Products and Grantee trademarks and materials.

11.2.	Subject to the terms and conditions of this Agreement, Grantor grants to Grantee and its Affiliates a non-exclusive, non-transferable, revocable, royalty-free licence, without the right to grant sublicences, to use and reproduce, in compliance with Grantor's then-current trademark usage policies and guidelines provided that Grantor keeps the Grantee informed of those policies and guidelines, the Grantor Trademarks solely in connection with marketing the Grantor Platform in the Territory in accordance with this Agreement and for the duration of the Term (subject to revocation). Grantee agrees to state in appropriate places on all materials using the Grantor Trademarks that the Grantor Trademarks are trademarks of Grantor, and to include the symbol "', SM, ®, or other symbol, as appropriate. Grantor grants no rights in the Grantor Trademarks other than those expressly granted in this Clause 11.2. At Grantor request, no more than once a year, Grantee will provide Grantor with samples of all products and materials that contain the Grantor Trademarks and are developed for the marketing, sales, and training related to Grantor Platform.
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12.	CONFIDENTIALITY

12.1.	Each party undertakes that it shall not at any time, and for a period of five years after termination or expiry of this Agreement, disclose to any person any confidential information concerning the business, assets, affairs, customers, clients or suppliers of the other party or of any member of the group of companies to which the other party belongs, except as permitted by clause 12.2.

12.2.	Each party may disclose the other party's confidential information:

(a)	to its employees, officers, representatives, contractors, subcontractors or advisers who need to know such information for the purposes of exercising the party's rights or carrying out its obligations under or in connection with this agreement. Each party shall ensure that its employees, officers, representatives, contractors, subcontractors or advisers to whom it discloses the other party's confidential information comply with this clause 12; and

(b)	as may be required by law, a court of competent jurisdiction or any governmental or regulatory authority.

12.3.	No party shall use any other party's confidential information for any purpose other than to exercise its rights and perform its obligations under or in connection with this Agreement.

13.	WARRANTY, EXCLUSIONS AND DISCLAIMER

13.1.	Grantor hereby represents and warrants to the extent of its reasonably knowledge: (i) the Grantor Platform will be of satisfactory quality, to the extent possible, free of defects and errors and fit for its purpose as represented to Grantee; (ii) the Grantor Platform will be performed by appropriately experienced, qualified, and trained employees who will act with due care and diligence and in accordance with standard industry practices; (iii) all rights licenced hereunder including all Intellectual Property Rights in the Grantor Platform can be freely granted or otherwise exploited by Grantee in accordance with the Agreement; (iv) there are and shall be no claims, demands, liens, encumbrances or rights of any kind in or over its own assets, any relevant third party assets, the Grantor Platform (or any part thereof), resulting from its act, error or omission, which can or will impair or interfere with the rights of Grantee under the Agreement; and (v) that nothing contained in its own assets, any relevant third party assets, the Grantor Platform nor any use of them pursuant to this Agreement will breach any right of any third party.

13.2.	Notwithstanding anything in this Agreement to the contrary, Grantor will have no responsibility or liability of any kind, whether for breach of warranty or otherwise arising or resulting from: (a) combination of the Grantor Platform with products, equipment, software, or data not supplied by Grantor, unless Grantor authorises this; (b) any use based on unauthorised distribution or sale of the Grantor Platform or Documentation; (c) any use of the Grantor Platform other than in accordance with the applicable Documentation, unless authorised by Grantor; (d) any modification of the Grantor Platform or Documentation by anyone other than Grantor or its authorised contractors, unless authorised by Grantor; or (e) any third product software or materials.

13.3.	TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE GRANTOR PLATFORM AND DOCUMENTATION ARE PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS WITHOUT ANY WARRANTY OR GUARANTEE WHATSOEVER, AND GRANTOR EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, AND STATUTORY INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT. GRANTOR DOES NOT WARRANT THAT THE GRANTOR PLATFORM WILL BE ERROR-FREE OR UNINTERRUPTED OR THAT ALL ERRORS WILL BE CORRECTED.
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14.	LIMITATION OF LIABILITY

14.1.	Nothing in this Agreement shall limit or exclude either party's liability for: (i) death or personal injury caused by its negligence, or the negligence of its employees, agents or subcontractors (as applicable); (ii) fraud or fraudulent misrepresentation; or (iii) any matter in respect of which it would be unlawful to exclude or restrict liability.

14.2.	TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, OR INCIDENTAL DAMAGES, OR FOR ANY LOST PROFITS OR LOST DATA, ARISING FROM OR RELATING TO THIS AGREEMENT.

14.3.	TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, OTHER THAN CLAIMS FOR INDEMNIFICATION PURSUANT TO CLAUSE 10.2(8) ABOVE IN RESPECT OF WHICH GRANTOR'S TOTAL CUMULATIVE LIABILITY WILL NOT EXCEED IN AGGREGATE £1,000,000) EITHER PARTY'S TOTAL CUMULATIVE LIABILITY ARISING FROM OR RELATING TO THE OBLIGATIONS PROVIDED UNDER THIS AGREEMENT, THE GRANTOR PLATFORM, DOCUMENTATION, WHETHER IN CONTRACT OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WILL NOT EXCEED THE AMOUNTS PAID OR PAYABLE TO GRANTOR BY GRANTEE UNDER THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE THE CLAIM FIRST AROSE. THE FOREGOING LIMITATIONS OF LIABILITY ARE INDEPENDENT OF ANY EXCLUSIVE REMEDIES SET FORTH IN THIS AGREEMENT.

14.4.	Nothing in this Agreement shall restrict or limit each party's general obligation at law to mitigate a loss it may suffer or incur as a result of an event that may give rise to a claim under an indemnity set out in this Agreement.

15.	TERM AND TERMINATION

15.1.	Unless earlier terminated in accordance with this Agreement, the initial term of this Agreement will begin on the Effective Date and will conclude after a period of 10 years and shall then automatically renew for successive terms of 5 years unless terminated by either party upon service of written notice of termination to the other party, provided such notice of termination is served no less than one month prior to the end of the initial 10 year term or any subsequent 5 year renewal period.

15.2.	Either party may terminate this Agreement immediately upon written notice to the other party, if the other party materially breaches any provision of this Agreement (including Grantee's payment obligations) and does not cure such breach within 30 days following the receipt of a written notice thereof from the non-breaching party.
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15.3.	Grantor may terminate this Agreement immediately by written notice to Grantee in accordance with this clause, if Grantee: (a) experiences a Change in Control (as defined below); (b) challenges the validity or Grantor or its licensors' ownership of any Grantor Trademark or other Intellectual Property Right of Grantor in any legal process or before any regulatory agency; or (c) becomes insolvent, suffers the appointment of a receiver, or makes an assignment for the benefit of creditors; or proceedings are commenced against Grantee under any bankruptcy, insolvency or debtor's relief law, if such proceeding is not vacated or set aside within 30 days after the date of commencement thereof. For purposes of this Clause 15.3, the term "Change in Control" will mean any sale of voting securities or sale of assets (whether by merger, consolidation or otherwise) which, directly, (i) transfers over fifty percent (50%) of the assets of Grantee which relate to the subject matter of this Agreement to any third party; or (ii) results in any third party becoming the beneficial owner, directly, of voting securities of Grantee that represent more than fifty percent (50%) of the combined voting power of the then outstanding securities of Grantee, provided that both in case (i) and case (ii) the third party is a competitor of Grantor. Grantee shall provide to Grantor notice of a Change in Control when is able to notify Grantor of such Change in Control without violating Client's confidentiality obligations with respect to such Change in Control. Within 10 days after receipt of a notice of Change in Control, Grantor shall notify Grantee in writing of its intention to terminate if the third party is a competitor of Grantor. Failure to provide a timely notice of termination shall be deemed consent to the Change in Control. Parties acknowledge and agree that a change of control in which Grantee is purchased by a private equity shall not constitute grounds for objection, therefore no notice of Change in Control is needed.

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15.4.	Grantee may terminate the Agreement on written notice if: (i) Grantor transfers or disposes of any part of its assets which in Grantee's reasonable opinion, is likely to prevent or materially inhibit the Grantee's performance of its obligations under the Agreement; (ii) Grantor becomes insolvent, suffers the appointment of a receiver, or makes an assignment for the benefit of creditors; or proceedings are commenced against Grantee under any bankruptcy, insolvency or debtor's relief law, if such proceeding is not vacated or set aside within 30 days after the date of commencement thereof; or (iii) Grantor experiences a Change in Control.

15.5.	Upon termination or expiration of this Agreement for any reason:

(a)	any amounts owed to Grantor under this Agreement before such termination or expiration will be immediately payable and due within the payment terms set forth in clause 6;

(b)	the appointment and all licenced rights granted to Grantee in this Agreement will immediately cease to exist. Grantee shall return to Grantor all sales and marketing materials furnished by Grantor hereunder, including, without limitation, and demonstration versions of the Grantor Platform, and comply with Grantee's. In addition, within 30 days following any termination or expiration of this Agreement, for whatever reason, Grantee must provide an electronic copy of the fully updated sales records;

(c)	all Any Template Agreements granted to Customers prior to the termination of this Agreement will survive the expiration or termination of this Agreement in accordance with their terms, unless otherwise agreed by the Grantor and relevant Customer. After any termination or expiration hereof, Grantee agrees that Grantor may contact those Customers directly;

(d)	each party shall as soon as reasonably practicable after termination of this Agreement return or destroy (as directed in writing by the other party) any Confidential Information provided to it by the other party for the purposes of this Agreement. If reasonably required by the other party, it shall provide written evidence (in the form of a letter signed by it) that these have been destroyed and that it has not retained any copies of them;

(e)	unless otherwise agreed in writing between the parties, the Grantee shall cease to market and advertise to potential Customers the Grantor Platform; and
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(f)	each party shall cease to use all trademarks, trade names and brand names of the other party.

16.	GENERAL

16.1.	The parties' relationship is that of independent contractors and neither party is an agent or partner of the other, and nothing contained in this Agreement will be construed to give either party the power to direct or control the day-to-day activities of the other. Grantee will not have, and will not represent to any third party that it has, any authority to act on behalf of Grantor. All financial obligations associated with Grantee's business are the responsibility of Grantee. Grantee acknowledges and agrees that some or all of the services provided by Grantor may be performed by Grantor's authorised contractors, provided that Grantor alone shall be liable to Grantee for any such performance in accordance with the terms of this Agreement.

16.2.	This Agreement does not confer any rights on any person or party (other than the parties to this Agreement and where applicable their successors and permitted assignees) pursuant to the Contracts (Rights of Third Parties) Act 1999.

16.3.	Any press release by either party, in connection with this Agreement, shall be coordinated with and subject to the written approval of the other party (which approval may be given by e-mail) prior to the release thereof. Notwithstanding the foregoing, however, each party shall be entitled to refer to the other party and to the relationship under this Agreement (i) on its website upon prior approval of the other party and provided the way parties qualifies themselves is agreed by parties; and (ii) in its promotional and marketing materials relating to the Grantor Platform or the in accordance with the terms of this Agreement and where the other party approves (such approval not to be unreasonably withheld or delayed). Upon expiration or termination of this Agreement either party will stop referring to the other party and will delete any press release and/or publication on website, were reasonably possible.

16.4.	If any approval with respect to this Agreement, or the notification or registration thereof, will be required at any time during the term of this Agreement, with respect to giving legal effect to this Agreement in the Territory, or with respect to compliance with exchange regulations or other relevant requirements, Grantee will immediately take whatever steps may be necessary in this respect, and any charges incurred in connection therewith will be for the account of Grantee. Grantee will keep Grantor currently informed of Grantee's efforts in this connection. Grantor will be under no obligation to deliver the Grantor Platform to Grantee hereunder until Grantee has provided Grantor with satisfactory evidence that such approval, notification or registration is not required or that it has been obtained.

16.5.	During the term of this Agreement, neither party will directly solicit, induce, or attempt to induce any employee or independent contractor of the other party (including either party's Affiliates) who has directly involved in the performance of this Agreement, to terminate or breach any employment, contractual, or other relationship with the other party, provided that nothing shall prohibit a party from: (a) the placement of a general employment advertisement (e.g., in newspapers, trade magazines or web sites); or (b) responding to a contact that is initiated by an employee or contractor of the other party seeking employment.

16.6.	Neither party may assign or transfer, by operation of law or otherwise, any of its rights under this Agreement or delegate any of its duties under this Agreement to any third party without the other party's prior written consent. other than to an Affiliates. Any attempted assignment or transfer in violation of the foregoing will be void.
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16.7.	Grantor shall notify Grantee of any proposed subcontracting of the Grantor Platform and seek Grantee's consent to appointment of the applicable subcontractor, such consent not to be unreasonably withheld or delayed.

16.8.	All notices, consents and approvals under this Agreement must be delivered in writing by courier, by electronic mail (email), or by certified or registered mail, (postage prepaid and return receipt requested) to the other party at the address set forth below, and will be effective upon confirmation of receipt with respect to email, and, with respect to certified or registered mail, upon receipt or when delivery is refused three (3) business days after being deposited in the mail as required above, whichever occurs sooner. The address to which any notices should be delivered are as follow:

(a)	Grantor: postal address (2700 Youngfield St., Suite# 280 Denver, Colorado, USA 80215) or email address (murray@youneeqai.com); and

(b)	Grantee: postal address (Cannon Place, 78 Cannon Street, London, United Kingdom, EC4N 6AF) or email address (timothy.tang@rectech365.com),

Either party may change its address by giving notice of the new address to the other party.

16.9.	All waivers must be in writing. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

16.10.	If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

16.11.	The headings of clauses and Schedules of this Agreement are for convenience and are not to be used in interpreting this Agreement. As used in this Agreement, the word "including" means "including but not limited to.".

16.12.	Subject to the provisions of this clause 16.12, any delay in the performance of any duties or obligations of either party (except the payment of money owed) will not be considered a breach of this Agreement if such delay is caused by a labour dispute (other than labour disputes or individual disturbances that are limited solely to personnel of either party or its Affiliates) shortage of materials, fire, earthquake, flood, telecommunications or Internet failure, war, governmental action (other than any tax or similar impositions or increases) or any other event beyond the reasonable control of such party (a "Force Majeure Event"). If a Force Majeure Event occurs, then the Party affected will immediately notify the other Party of the nature of and likely duration of the Force Majeure Event and the way in which it affects its performance of this Agreement and take all reasonable steps to reduce its effect. If the Force Majeure Event continues to prevent either Party from fulfilling its obligations under this Agreement for a period of thirty days or more, the other Party may terminate this Agreement, provided that the Force Majeure Event is continuing to prevent the Party in default from fulfilling its obligations under this Agreement at the date of termination. Unless this Agreement is terminated under this Clause 16.12, the Party affected by the Force Majeure Event will notify the other Party as soon as the performance of its obligations under this Agreement is no longer prevented.

16.13.	This Agreement constitutes the entire agreement between the parties regarding the subject hereof and supersedes all prior or contemporaneous agreements, understandings, and communication, whether written or oral.
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16.14.	In entering into the Agreement, the parties have not relied on any statement, representation, warranty, understanding, undertaking, promise or assurance (whether negligently or innocently made) of any person (whether party to the Agreement or not) other than as expressly set out in the Agreement. Each party irrevocably and unconditionally waives all claims, rights and remedies which but for this clause it might otherwise have had in relation to any of the foregoing.

16.15.	Except as otherwise stated, this Agreement may be amended only by a written document signed by both parties.

16.16.	This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument. The Agreement is not effective until each party has executed at least one counterpart. At any time during the term of this Agreement each of the parties shall, at the request of any other party, execute or cause to be executed all documents and do or cause to be done all further acts and things as that other party so requiring may reasonably require to give full effect to the terms of this Agreement.

16.17.	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed and interpreted in accordance with the laws of England and Wales.

16.18.	The parties irrevocably agree that the courts of England and Wales shall have non- exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date:

Signed by Murray Galbraith	/s/ Murray Galbraith
for and on behalf of YOUNEEQAI TECHNICAL SERVICES, INC.	Authorised Signatory

Signed by Timothy Tang	/s/ Timothy Tang
for and on behalf of RC365 HOLDING PLC	Authorised Signatory

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SCHEDULE 1

THE GRANTOR PLATFORM

Description of Platform:

Grantor's Cookieless Al Personalization Platform is a leading-edge solution designed to deliver personalized user experiences without the use of tracking cookies. Leveraging advanced artificial intelligence technologies, this platform offers real-time content personalization based on user behaviour and preferences.

The platform's uniqueness lies in its ability to respect user privacy while still delivering highly relevant and individualized content, thus sidestepping the issues surrounding cookie-based tracking. This includes personalized recommendations, customized content, and targeted marketing messages, helping businesses to boost user engagement, increase conversions, and enhance customer satisfaction.

The platform also includes features for A/B testing and performance tracking, enabling businesses to continuously refine their personalization strategies and measure their effectiveness. It's an innovative tool for businesses looking to adapt to the cookieless future of online marketing and user experience personalization.

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